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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                          (Amendment No. _____1______)*

                          Delano Technology Corporation

                                (Name of Issuer)
                                     Common

                         (Title of Class of Securities)
                                    245701107

                                 (CUSIP Number)
                                December 31, 2001

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ........245701107......................

1.  Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

     AGF Management Limited

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)
    (b)

3.  SEC Use Only

4.  Citizenship or Place of Organization....Toronto, Ontario Canada


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With
                5. Sole Voting Power               2,760,950

                6. Shared Voting Power

                7. Sole Dispositive Power          2,760,950

                8. Shared Dispositive Power

                9. Aggregate Amount Beneficially Owned by Each Reporting Person

                         2,760,950

               10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


               11.  Percent of Class Represented by Amount in Row (9)  5.54%

               12.  Type of Reporting Person (See Instructions)

                         HC



                                  Schedule 13G


Item 1
a)       Delano Technology Corporation
b)       302 Town Centre Blvd. Markham, Ontario L3R 0E8

Item 2
a)    AGF Management Limited
b)    P.O. Box 50, Toronto Dominion Bank Tower, 31st Floor, Toronto,
      Ontario, M5K 1E9
c)    Canadian
c)    Delano Technology Corporation (DTEC)
d)    CUSIP 245701107

Item 3
g)       A parent Holding company in accordance with S240.13d-1(b)(1)(ii)(G)

Item 4
a)       2,760,950
b)       5.54%
c)
(i)      2,760,950
(ii)     0
(iii)    2,760,950
(iv)     0

Item 5
Not applicable

Item 6
Not applicable

Item 7
See `Exhibit A'

Item 8
Not applicable

Item 9
Not applicable

Item 10
a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


February 22, 2002
----------------------------------------------------
----------------------------------------------------
Date
----------------------------------------------------
----------------------------------------------------
"Beatrice Ip"
----------------------------------------------------
----------------------------------------------------
Signature
----------------------------------------------------
----------------------------------------------------
Beatrice Ip
AGF Management Limited
Corporate Secretary

[graph insert]

                                   EXHIBIT A

                             AGF Management Limited
                         (100% directly or indirectly)
                              =                   =
                              =                   =
                              =                   =
                            =====               =====
                             ===                 ===
                              =                   =
                         AGF Funds Inc.      AGF Investment
                             "OO"            Advisors Inc.
                                                  "BD"